QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the use in this Amendment No. 4 to Registration Statement No. 333-133949 of our report dated March 27, 2006 (May 9, 2006 as to Note 23, August 28, 2006 as to the effects of the stock split described in Note 25 and October 27, 2006 as to the effects of the restatement of the Consolidated Statement of Stockholders' Equity for the year ended December 31, 2005 and the effects of reclassifications, both as described in Note 2) relating to the consolidated financial statements and financial statement schedules of ACA Capital Holdings, Inc. appearing in the Prospectus, which is part of such Registration Statement.

        We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP

New York, New York

October 27, 2006

QuickLinks

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM